Exhibit 99.3

Bread FinancialTM to Provide Consumer Credit Program for Top Technology Company

COLUMBUS, Ohio – July 27, 2023 – Bread Financial (NYSE: BFH), a tech-forward financial services company that provides simple, flexible payment, lending and saving solutions, today announced it has signed an agreement to provide a suite of payment solutions, including a private label credit program, for Dell Technologies, which provides the industry’s broadest and most innovative technology and services portfolio.

Bread Financial also signed a definitive agreement to acquire Dell’s existing consumer credit portfolio. The transaction is expected to close in early Q4 2023, subject to customary closing conditions. The new relationship will expand the suite of payment options for Dell’s consumer customers.

Expected to launch in Q4 2023, the Dell Pay program will offer six and 12-month special financing on products and services for Dell consumers, while providing a consistent and frictionless journey. Using capabilities from Bread Financial’s Enhanced Digital Suite, Dell customers can seamlessly apply for and, if approved, immediately begin using their account for Dell products and support.

“This announcement reflects our expansion in the consumer technology market,” said Val Greer, chief commercial officer, Bread Financial. "Through our comprehensive suite of payment products and tech-forward capabilities, Bread Financial will empower Dell customers with financial flexibility and deliver best-in-class experiences.”

About Bread FinancialTM
Bread FinancialTM (NYSE: BFH) is a tech-forward financial services company providing simple, personalized payment, lending and saving solutions. The company creates opportunities for its customers and partners through digitally enabled choices that offer ease, empowerment, financial flexibility and exceptional customer experiences. Driven by a digital-first approach, data insights and white-label technology, Bread Financial delivers growth for its partners through a comprehensive suite of payment solutions that includes private label and co-brand credit cards and Bread Pay™ buy now, pay later products. Bread Financial also offers direct-to-consumer products that give customers more access, choice and freedom through its branded Bread CashbackTM American Express® Credit Card and Bread SavingsTM products.
Headquartered in Columbus, Ohio, Bread Financial is powered by its 7,500+ global associates and is committed to sustainable business practices. To learn more about Bread Financial, visit BreadFinancial.com or follow us on Facebook, LinkedIn, Twitter and Instagram.

Contacts
Rachel Stultz – Media
Bread Financial
Rachel.Stultz@BreadFinancial.com